Exhibit 99.3

Financial Statements

December 31, 2009

COLONIALWEBB CONTRACTORS COMPANY

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders

ColonialWebb Contractors Company

2820 Ackley Avenue

Richmond, VA 23228

We have audited the accompanying balance sheet of ColonialWebb Contractors Company (the “Company”) as of December 31, 2009, and the related statements of income, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ColonialWebb Contractors Company as of December 31, 2009, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

March 8, 2010

Glen Allen, Virginia

COLONIALWEBB CONTRACTORS COMPANY

Balance Sheet

December 31, 2009

Assets

Current assets:
Cash and cash equivalents	$28,446,926
Accounts receivable - net	34,577,807
Costs and estimated earnings in excess of billings	4,863,596
Prepaid expenses and other current assets	1,016,854
Inventory	757,559
Service work in progress	387,124

Total current assets	70,049,866

Property and equipment - net	10,325,059

Total assets	$80,374,925

Liabilities and Stockholders’ Equity

Current liabilities:
Current portion of long-term debt	$2,692,023
Accounts payable	10,412,481
Accrued liabilities	4,512,438
Accrued compensation	8,557,276
Billings in excess of costs and estimated earnings	12,887,604

Total current liabilities	39,061,822

Long-term liabilities:
Deferred compensation	2,076,398
Long-term debt - less current portion	5,370,229

Total long-term liabilities	7,446,627

Total liabilities	46,508,449

Stockholders’ equity	33,866,476

$80,374,925

See accompanying notes to financial statements.

COLONIALWEBB CONTRACTORS COMPANY

Statement of Income

For the Year Ended December 31, 2009

Revenue	$218,699,527

Cost of Revenue	156,586,285

Gross profit	62,113,242

Operating expenses	39,051,678

Income from operations	23,061,564

Other income (expense):
Interest income	364,585
Other income	21,405
Interest expense	(527,851)
Gain on disposal	48,971

Total other expense	(92,890)

Net income	$22,968,674

See accompanying notes to financial statements.

COLONIALWEBB CONTRACTORS COMPANY

Statement of Stockholders’ Equity

For the Year Ended December 31, 2009

				Accumulated
		Additional		Other	Total
		Paid-In	Retained	Comprehensive	Stockholders’
	Common Stock	Capital	Earnings	Loss	Equity
Balance, December 31, 2008	$115,903	$15,992,217	$10,500,670	$(88,200)	$26,520,590

Net income	—	—	22,968,674	—	22,968,674

Dividends paid	—	—	(15,696,027)	—	(15,696,027)

Other comprehensive loss:
Change in unrealized loss on interest rate swap	—	—	—	73,239	73,239

Balance, December 31, 2009	$115,903	$15,992,217	$17,773,317	$(14,961)	$33,866,476

See accompanying notes to financial statements.

COLONIALWEBB CONTRACTORS COMPANY

Statement of Cash Flows

For the Year Ended December 31, 2009

Cash flows from operating activities:
Net income	$22,968,674
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	3,176,795
Gain on sale of equipment	(48,971)
Changes in operating assets and liabilities:
Accounts receivable - net	5,820,509
Costs and estimated earnings in excess of billings	49,156
Prepaid expenses and other current assets	(523,316)
Inventory	(47,809)
Service work in progress	315,679
Accounts payable	(2,884,837)
Accrued liabilities	788,536
Accrued compensation	(1,515,507)
Billings in excess of costs and estimated earnings	(5,973,099)

Net cash provided by operating activities	22,125,810

Cash flows from investing activities:
Purchases of property and equipment	(1,887,919)
Proceeds from sale of property and equipment	199,169

Net cash used by investing activities	(1,688,750)

Cash flows from financing activities:
Deferred compensation	1,138,180
Payments on debt	(7,086,131)
Proceeds from borrowings of long-term debt	6,706,168
Dividends paid	(15,696,027)

Net cash used by financing activities	(14,937,810)

Net increase in cash	5,499,250

Cash and cash equivalents, beginning of year	22,947,676

Cash and cash equivalents, end of year	$28,446,926

Supplemental disclosure of cash flow information:
Cash paid for interest	$468,022

Non-cash transaction:
Unrealized loss on interest rate swap	$73,239

See accompanying notes to financial statements.

COLONIALWEBB CONTRACTORS COMPANY

Notes to Financial Statements

1.             Summary of Significant Accounting Policies:

Nature of Business:  ColonialWebb Contractors Company (the “Company”), was incorporated in the Commonwealth of Virginia in 1972.  The Company operates as a comprehensive, single-source construction, service, manufacturing and refrigeration service firm servicing the Mid-Atlantic region.  Headquartered in Richmond, Virginia with seven other locations, the Company has approximately 1,200 employees and a fleet of over 500 service vehicles.

Revenue and Cost Recognition:  Revenues from fixed-price construction contracts are recognized on the percentage of completion method, measured by total cost incurred to total estimated cost.  Revenues from cost-plus-fee contracts are recognized on the basis of costs incurred during the period plus the fee earned, measured by the cost-to-cost method.

Contracts to service heating, ventilation and air conditioning (HVAC) systems and for building maintenance are generally for a period of one year and are recognized only to the extent earned. The revenue earned in a period is the ratable portion of the contract period and is included as a component of accrued liabilities on the balance sheet.

Contract costs include all direct material, labor, subcontract, and other direct costs and those indirect costs related to contract performance such as insurance, payroll taxes, and employee benefits.  Operating costs are charged to expense as incurred. Provision for estimated losses on uncompleted contracts are made in the period in which such losses are determined.  Changes in job performance, job conditions, and estimated profitability are recognized in the period in which the revisions are determined.

The asset, “Costs and estimated earnings in excess of billings” represents revenues recognized in excess of amounts billed.  The liability, “Billings in excess of costs and estimated earnings,” represents billings in excess of revenues recognized.

Assets and liabilities related to long-term construction contracts are included in current assets and current liabilities in the accompanying balance sheets, as they will be liquidated in the normal course of contract completion, although this may require more than one year.

Cash and Cash Equivalents:  The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents, including certificate of deposits not subject to early withdrawal charges.

Allowance for Bad Debts:  The Company uses the reserve method of accounting for bad debts.  The allowance for doubtful accounts at December 31, 2009 was $134,799.

COLONIALWEBB CONTRACTORS COMPANY

Notes to Financial Statements

1.             Summary of Significant Accounting Policies, Continued:

Inventory:  Inventory is stated at the lower of cost or market, with cost being determined on a first-in, first out (FIFO) basis.  Inventories principally consist of contract related materials, service parts, and supplies.  The Company evaluates inventory levels and expected usage on a periodic basis and records valuation allowances as required.

Property and Equipment:  Property and equipment is stated at cost.  The costs of major improvements are capitalized, while the costs of maintenance and repairs that do not extend the original estimated economic life are charged to expense as incurred. Depreciation and amortization are provided on the straight-line method over the estimated useful lives of the assets:

Buildings	39 years
Contracting equipment and vehicles	5 - 7 years
Office furniture and computer equipment	3 - 5 years
Leasehold improvements	Term of lease

Income Taxes:  The Company has elected to have its income taxed under Section 1362 (Subchapter S Corporations) of the Internal Revenue Code, which provides that, in lieu of corporate income taxes, the stockholders are taxed on the Company’s taxable income.  Similar provisions apply for state income tax reporting.  Accordingly, no provision or liability for income taxes is provided in the accompanying financial statements.

Income Tax Uncertainties:  During 2009, the Company adopted FASB guidance related to accounting for uncertainty in income taxes, which clarifies the accounting for income taxes by prescribing the minimum recognition threshold that a tax position is required to meet before being recognized in the Company’s financial statements.

In accordance with the guidance, the Company discloses the expected future tax consequences of uncertain tax positions presuming the taxing authorities’ full knowledge of the facts and the Company’s position and records unrecognized tax benefits or liabilities for known, or anticipated tax issues based on the Company’s analysis of whether additional taxes would be due to the authority given their full knowledge of the tax position.  The Company has completed its assessment and determined that there were no tax positions, which would require recognition under the interpretation. The Company’s income tax returns for years since 2006 remain open for examination by tax authorities.

COLONIALWEBB CONTRACTORS COMPANY

Notes to Financial Statements, Continued

1.             Summary of Significant Accounting Policies, Continued:

Credit Risk:  Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash, accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts.

The Company maintains its cash balances in several financial institutions.  The balances are insured by the Federal Deposit Insurance Corporation up to $250,000.  The Company regularly has funds in excess of $250,000 in the financial institutions.

Accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts result from contracts with customers principally in the Mid-Atlantic States.  The Company does not normally require collateral or perfect its lien rights with respect to contract amounts or retainage held.  Credit is extended to customers after an evaluation for credit worthiness.

For the year ended December 31, 2009, work performed for two customers, either directly or through another contractor, represented approximately 27% of total revenues.  Two customers represented approximately 38% of accounts receivable.

Use of Estimates:  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Self-Insured Claims:  The Company insures its automobile, general liability, and workers’ compensation, claim exposures with a large deductible insurance program; and provides a self-funded group health insurance for its employees, as described in notes 14 and 15.  The total expense under these and other insurance programs was approximately $6,600,000 in 2009. The accrued estimated liability for self-insured claims is revised for changes in the underlying assumptions.

Warranty:  The Company generally warrants labor for varying periods ranging from one year to eighteen months after installation of new HVAC systems.  The Company generally warrants labor for up to three months after the servicing of existing HVAC systems.  The Company also warrants other services offered.  A provision for the estimated warranty cost is made at the time a new system is sold and is accounted for as a component of the cost of the job.  The individual jobs are not considered 100% complete until the expiration of the negotiated warranty period.  Any warranty offered that relates to service work is expensed in the period incurred.

COLONIALWEBB CONTRACTORS COMPANY

Notes to Financial Statements, Continued

1.             Summary of Significant Accounting Policies, Continued:

Advertising Costs:  Advertising costs are expensed as incurred and are included in operating expenses in the accompanying statement of income. Advertising costs were $120,822 for the year ended December 31, 2009.

Derivative Financial Instrument Policy — Interest Rate Swap:  The Company uses derivatives to manage risks related to interest rate movements.  Interest rate swap contracts designated to qualify as cash flow hedges are reported at fair value.  The gain or loss on the effective portion of the hedge initially is included as a component of other comprehensive income and is subsequently reclassified into retained earnings when interest on the related debt is paid.  The Company documents its risk management strategy and hedge effectiveness at the inception of and during the term of each hedge.  The Company’s interest rate risk management strategy is to stabilize cash flow requirements by maintaining interest rate swap contracts to convert variable-rate debt to a fixed rate.

Comprehensive income includes net income and other changes in assets and liabilities not reported in net income, but are instead reported as a separate component of stockholders’ equity.  The Company’s interest rate swap gain of $73,239 is a component of comprehensive income, which was $23,041,913 in 2009.

Subsequent Events:  Management has evaluated subsequent events through March 8, 2010, the date the financial statements were available for issuance, and has determined there are no subsequent events to be reported in the accompanying financial statements other then as disclosed in Footnote 18 (unaudited).

2.             Accounts Receivable:

Accounts receivable consisted of the following:

Contracts completed or in progress	$27,770,460
Retainage	6,942,146
34,712,606
Allowance for doubtful accounts	(134,799)

$34,577,807

COLONIALWEBB CONTRACTORS COMPANY

Notes to Financial Statements, Continued

3.             Costs and Estimated Earnings on Uncompleted Contracts:

Costs and estimated earnings on uncompleted contracts consisted of the following:

Cost incurred on uncompleted contracts	$264,203,475
Estimated earnings	55,067,633
319,271,108
Less billings to date	(327,295,116)

$(8,024,008)

Included in the accompanying balance sheet under the following captions:

Costs and estimated earnings in excess of billings	$4,863,596
Billings in excess of costs and estimated earnings	(12,887,604)

$(8,024,008)

4.             Property and Equipment:

Property and Equipment consist of the following at December 31:

Land	$886,668
Buildings	4,598,172
Contracting equipment and vehicles	12,351,109
Office furniture and computer equipment	5,830,659
Leasehold improvements	483,291
24,149,899
Less - accumulated depreciation	(13,824,840)

$10,325,059

COLONIALWEBB CONTRACTORS COMPANY

Notes to Financial Statements, Continued

5.             Fair Value Measurements:

In September 2006, the FASB issued Accounting Standards Codification (ASC) 820, “Fair Value Measurements.” ASC 820 defines fair value, establishes a framework for measuring fair value, and expands disclosure of fair value measurements.  ASC 820 provides a framework for measuring fair value under Generally Accepted Accounting Principles (GAAP) and defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  ASC 820 requires that valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs.  ASC 820 also establishes a fair value hierarchy which prioritizes the valuation inputs into three broad levels.  Based on the underlying inputs, each fair value measurement in its entirety is reported in one of three levels:

Level 1 — Unadjusted quoted prices that are available in active markets for the identical assets or liabilities at the measurement date.

Level 2 — Other observable inputs available at the measurement date, other than quoted prices included in Level 1, either directly or indirectly, including:

Quoted prices for similar assets or liabilities in active markets;

Quoted prices for identical or similar assets in non-active markets;

Inputs other than quoted prices that are observable for the asset or liability; and inputs that are derived principally from or corroborated by other observable market data.

Level 3 — Unobservable inputs that cannot be corroborated by observable market data and reflect the use of significant management judgment.  These values are generally determined using pricing models for which the assumptions utilize management’s estimates of market participant assumptions.

Assets and liabilities measured at fair value on a recurring basis at December 31, 2009, include the following:

	December 31, 2009
	Fair Value Using			Assets/Liabilities
	Level 1	Level 2	Level 3	at fair value
Asset:
Cash equivalents	$25,182,569	$—	$—	$25,182,569

Laibility:
Interest rate swap	$—	$(14,961)	$—	$(14,961)

COLONIALWEBB CONTRACTORS COMPANY

Notes to Financial Statements, Continued

6.             Related Party:

The Company has entered into a two non-cancelable operating lease for office space from a limited liability company affiliated through common ownership.  The rent expense for both leases was $305,349 for 2009.

7.             Retirement Plan:

The Company has an employee savings/retirement plan under Section 401(k) of the Internal Revenue Code.  The plan is a salary reduction plan and allows participants to electively defer a percentage of their annual salary.  The Company’s contributions are discretionary and can be matching and/or profit sharing. Employees must also have completed at least one year of service for the Company. Company contributions to the Plan were approximately $225,000 for the year ended December 31, 2009.

8.             Deferred Compensation:

The Company has a deferred compensation plan (DCP) covering highly compensated employees as defined by the DCP.  The DCP has been organized in accordance with §409(a) of the Internal Revenue Code.  Under the plan, participants receive an annual deferred contribution based on the Company’s financial performance.  The specific amount of the contribution can vary by participant. The annual Company contribution shall remain Company property until it is paid to the participant and shall be held with other Company assets. The DCP is a non-qualified plan; therefore, the associated liability is included in the Company’s December 31, 2009 Balance Sheet.  The deferred compensation plan liability was $2,076,398 at December 31, 2009.

9.             Line of Credit:

The Company has a $14,000,000 credit facility which bears interest at LIBOR Market Index Rate plus 2.0% (2.34% at December 31, 2009) for any outstanding indebtedness and is due on demand.  At December 31, 2009, there were no amounts outstanding on the line of credit.  The credit facility is subject to a quarterly .075% unused commitment fee.  The facility is collateralized by a first lien on accounts receivable subject to priority interest of applicable bonding companies on receivables related to bonded projects, and is guaranteed by the stockholders.

10.          Letters of Credit:

In support of the Company’s insurance programs, the Company’s bank has issued irrevocable standby letters of credit to the insurers amounting to $4,148,000.  Fees for letters of credit are determined at the time of issuance.

COLONIALWEBB CONTRACTORS COMPANY

Notes to Financial Statements, Continued

11.          Notes Payable:

On August 1, 2000, the Company entered into a loan agreement with the Economic Development Authority of Henrico County, Virginia related to Tax-Exempt Adjustable Mode Industrial Development Revenue bonds (IDA bonds) in the aggregate principal amount of $5,300,000. Proceeds from these bonds were used in connection with the acquisition of land and construction of an office complex and warehouse in Richmond, Virginia. The IDA bonds bear interest based on a tax-exempt variable rate (.58% at December 31, 2009). Principal and interest installments are due quarterly and the bonds mature in August 2020.  This loan agreement was updated with an Amended and Restated Reimbursement and Security Agreement dated May 1, 2003.  The outstanding balance at December 31, 2009 was $3,200,000.

The IDA bonds are collateralized by an irrevocable letter of credit issued by Wachovia Bank as of May 1, 2003.  The letter of credit will terminate on the expiration date of the related loan agreement or as defined in the agreement.  The land, office complex and warehouse have also been pledged as collateral for amounts outstanding related to the IDA bonds.

Under the terms of the loan agreement and letter of credit, the Company is subject to various affirmative and negative covenants including the maintenance of certain financial ratios.  At December 31, 2009, management believes the Company was in compliance with these covenants.

The Company has promissory notes due to a bank totaling $4,862,252 at December 31, 2009, bearing interest at rates of the 1-month London Interbank Offered Rate (LIBOR) plus 1.75% (2.09% at December 31, 2009) payable in monthly principal and interest installments ranging from approximately $33,500 to $180,500 per month.  The notes are collateralized by equipment and vehicles.

Estimated principal repayments on long-term debt for future years ending December 31 are as follows:

2010	$2,692,023
2011	1,971,523
2012	585,788
2013	412,918
2014	200,000
Thereafter	2,200,000

$8,062,252

COLONIALWEBB CONTRACTORS COMPANY

Notes to Financial Statements, Continued

11.          Notes Payable, Continued:

Interest Rate Swap: To minimize the effects of interest rate changes, the Company entered into an interest rate swap contract related to its Richmond office and warehouse complex under which it pays interest at a fixed rate of 2.91% and receives interest at 67% of LIBOR. The $73,239 gain from change in the swap contracts’ fair value during 2009 is included in other comprehensive loss and is reclassified into net income as a component of interest expense when interest is paid.  The derivatives contract value is a liability of $14,961 at December 31, 2009, and is included in accrued liabilities on the balance sheet.

12.          Common Stock:

Common stock consists of 150,000 authorized shares with a par value of $1 of which 115,903 shares are outstanding.

13.          Lease Commitments:

The company leases office space, vehicles and equipment under various noncancelable operating lease agreements which expire through 2016. The total rent expense for 2009 was $701,948.

Future commitments under noncancelable operating leases at December 31 are as follows:

2010	$757,166
2011	717,614
2012	417,312
2013	269,299
2014	87,864
Thereafter	129,339
$2,378,594

14.          Commercial Insurance Claim Liability:

The Company insures automobile, general liability and workers’ compensation claim exposures with a large deductible insurance program. Operations are charged with the cost of claims reported and an estimate of claims incurred but not reported. A liability for unpaid claims and the associated claim expenses, including incurred but not reported losses, is determined and reflected in the balance sheet as an accrued liability. The claim liability represents a provision for expected losses of $1,923,213 at December 31, 2009. The determination of such claims and expenses and the appropriateness of the related liability is continually reviewed and updated.

COLONIALWEBB CONTRACTORS COMPANY

Notes to Financial Statements, Continued

15.          Health Insurance Claim Liability:

The Company provides a self-funded group health plan for its employees. The Company has purchased stop-loss insurance in order to limit its exposure.  The Company has no responsibility for individual claims in excess of $100,000 for the plan year or aggregate claims exceeding 125% of the expected claims for the entire plan year. Incurred but not reported claims are accrued based on the Company’s estimates of the aggregate liability for incurred claims using certain actuarial assumptions followed in the insurance industry. At December 31, 2009, the accrued liability for incurred but not reported claims is included in accrued expenses and approximates $1,975,000.

16.          Guarantees:

As permitted or required under Virginia corporation law, the Company has certain obligations to indemnify its current officers and directors for certain events or occurrences while the officer or director is, or was serving, at the Company’s request in such capacities.  The maximum liability under these obligations in unlimited; however, the Company’s insurance policies serve to limit its exposure.

17.          Backlog (Unaudited):

Backlog represents the amount of revenue the Company expects to realize from uncompleted contracts in progress at year-end and from contractual agreements on which work has not yet begun.

The estimated gross revenue on work to be performed on signed contracts was approximately $136,760,000 at December 31, 2009.

18.          Events Subsequent to the Date of the Report of Independent Auditor (Unaudited):

Special Equity Incentive Plan: In 2005, the Company adopted a Special Equity Incentive Plan (the “Plan”) for a group of key employees. These employees were offered share-based compensation units which would ultimately be redeemable for common stock subject to various restrictions. The Plan would only become effective after specific triggering events took place, principally the retirement of acquisition debt owed by the former stockholders of the Company.  A triggering event took place on July 23, 2010. In accordance with the plan document, the key employees were issued Company stock which resulted in the recognition of $16.4 million in compensation cost with a corresponding increase to paid-in capital in July 2010.

Acquisition by Comfort Systems, USA: On July 28, 2010 Comfort Systems USA, Inc. acquired 100% of the stock of ColonialWebb Contractors Company.